Grant Park Fund Weekly Commentary

For the Week Ended March 11, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (Apr 2006 - Mar 2011)

Class	Week ROR	MTD MAR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-3.4%	-2.1%	-0.4%	7.9%	0.5%	6.0%	5.4%	6.0%	12.6%	-16.5%	0.5%	0.8%
B**	-3.4%	-2.1%	-0.5%	7.3%	-0.2%	5.2%	N/A	5.2%	12.6%	-17.1%	0.5%	0.7%
Legacy 1***	-3.2%	-1.9%	0.0%	9.6%	N/A	N/A	N/A	1.3%	10.8%	-10.9%	0.2%	0.2%
Legacy 2***	-3.1%	-1.9%	0.0%	9.2%	N/A	N/A	N/A	1.0%	10.7%	-11.1%	0.1%	0.1%
Global 1***	-2.9%	-1.9%	-0.7%	6.1%	N/A	N/A	N/A	-1.1%	10.2%	-13.3%	-0.1%	-0.2%
Global 2***	-2.9%	-1.9%	-0.8%	5.9%	N/A	N/A	N/A	-1.5%	10.1%	-13.5%	-0.1%	-0.2%
Global 3***	-2.9%	-1.9%	-1.1%	4.0%	N/A	N/A	N/A	-3.3%	10.1%	-14.6%	-0.3%	-0.4%

S&P 500 Total Return Index****	-1.2%	-1.6%	4.1%	13.7%	1.8%	2.3%	3.1%	2.3%	17.9%	-51.0%	0.2%	0.2%
Barclays Capital U.S. Long Gov Index****	0.9%	-0.4%	-1.3%	6.9%	3.9%	6.2%	6.4%	6.2%	11.2%	-12.3%	0.6%	0.9%

* Performance metrics are calculated using March 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
Commodities	13%	Long	Corn	2.8%	Long	7%	Long	Sugar	1.7%	Long
			Sugar	1.8%	Long			Corn	1.6%	Long
Currencies	29%	Short $	Euro	3.5%	Long	33%	Short $	Euro	5.3%	Long
			Australian Dollars	2.1%	Long			Swiss franc	3.2%	Long
Energy	18%	Long	Crude Oil	4.0%	Long	19%	Long	Crude Oil	7.4%	Long
			Natural Gas	3.7%	Short			Natural Gas	4.3%	Short
Equities	7%	Long	Hang Seng	1.4%	Long	7%	Long	Hang Seng	1.5%	Long
			Nasdaq	0.9%	Long			S&P 500	1.0%	Short
Fixed Income	20%	Long	U.S. 2-Year Treasury Notes	5.6%	Long	24%	Long	U.S. 2-Year Treasury Notes	7.6%	Long
			Euribor	1.9%	Short			U.S. 5-Year Treasury Notes	3.0%	Long
Metals	13%	Long	Gold	3.8%	Long	10%	Long	Gold	4.0%	Long
			Nickel	2.4%	Long			Nickel	1.4%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Commodities

U.S. grains markets generally fell after the release of a USDA report that predicted near-record grains supplies in the near future. An additional decline in grains prices was created by data showing a decrease in Chinese grains imports.

Currencies

Renewed fears surrounding the sovereign debt of smaller European nations moved the U.S. dollar higher against the euro last week. After undergoing heavy volatility caused by the earthquakes and tsunami in Japan, the Japanese yen finished the week slightly higher. The strengthening of the yen late in the week can be attributed to Japanese businesses buying yen in order to fund rebuilding efforts.

Energy

Crude oil prices fell, as speculators believed last week's earthquake would hinder energy demand from Japan, which is the world's third-largest oil consumer. Reports that showed elevated U.S. and European crude oil stockpiles also put pressure on prices.

Equities

Global equity markets moved lower last week in response to a number of bearish market indicators for the global economy. Among the bearish indicators that pressured share prices were Eurozone debt concerns, ongoing turmoil in the Middle East, the announcement of a Chinese Trade deficit, and bearish U.S. employment estimates.

Fixed Income

Prices in the U.S. fixed-income markets moved higher as declines in the equity markets buoyed demand for safer investments. In Europe, bund prices rallied as investors shifted their focus towards safe-haven investments amidst worsening upheaval in the Middle East and the potential long-term effects of last week's Japanese earthquake.

Metals

Base metals markets moved generally lower, propelled by bearish global cues. Disrupted industrial production in Japan and the announcement of a trade deficit in China were the main drivers behind price declines. Gold prices moved lower last week as selling resulted from forecasts for tighter U.S. monetary policy outpaced safe-haven gold buying in response to the earthquake in Japan.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.